Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 30, 2018
Registration Statement Nos. 333-205778 and 333-205778-12

★PRICING DETAILS★ $870.010mm TAOT 2018-D (Auto Loan)

Joint Leads: J.P. Morgan (struc), Barclays, TD
Co-Managers: Commerzbank, Mizuho, Scotiabank

	TOTAL	OFFERED
CL	SZ($MM)	SZ($MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX

A-1	303.000	N/A	0.26		**RETAINED**
A-2	450.000	427.500	1.06	Aaa/AAA	06/20	08/21	EDSF+10	3.007	2.98	99.99125
A-3	360.000	342.000	2.30	Aaa/AAA	12/21	03/23	IntS+16	3.211	3.18	99.97837
A-4	105.800	100.510	3.49	Aaa/AAA	08/22	02/24	IntS+25	3.329	3.30	99.97964
B	31.200	N/A	3.77		**RETAINED**

Expected Settle:	11/07/18	Registration:	SEC Registered
First Pay Date:	12/17/18	ERISA:	Yes
Expected Ratings:	Moody's, S&P	Pxing Speed:	1.3 ABS to 5% Call
Ticker:	TAOT 2018-D	Min Denoms:	$1k x $1k
Bill & Deliver:	J.P. Morgan	Expected Pricing:	PRICED

CUSIPs:	A-2a 89231P AB4	Available Information:
	A-2b 89231P AC2	* Preliminary Prospectus (attached)
	A-3 89231P AD0	* Ratings FWP (attached)
	A-4 89231P AE8	* IntexNet/CDI (via separate message)

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.